Exhibit 99.1

For Immediate Release
For Further Information Contact:
Andrew Fisher at (301) 608-9292
Email: Afisher@unither.com

UNITED THERAPEUTICS REPORTS SECOND QUARTER
2004 FINANCIAL RESULTS

Conference Call Scheduled for Tuesday August 3, 2004 at 9:00 a.m. E.T.

Quarterly Highlights:
[ ] United Therapeutics achieves first quarterly profit
[ ] Record revenues of $18.3 million
[ ] Net income of $4.1 million

Silver Spring, MD, August 3, 2004: United Therapeutics Corporation (NASDAQ: UTHR) today announced financial results for the second quarter ended June 30, 2004.

“We are very pleased to report that United Therapeutics achieved record revenues and its first ever quarterly profit. United Therapeutics’ consolidated revenues for the quarter ended June 30, 2004 totaled $18.3 million, representing a 31% increase over the same quarter in 2003. Our net income for the quarter was $4.1 million or $0.19 per basic share,” said Martine Rothblatt, Ph.D., United Therapeutics’ Chairman and Chief Executive Officer. “Additionally, the number of reimbursable patients on Remodulin grew by approximately 75, on a net basis, during the quarter resulting in approximately 700 reimbursable patients at June 30, 2004.”

Financial Results

Revenues grew to $18.3 million in the second quarter of 2004, as compared to $14.0 million in the second quarter of 2003. Gross margins from sales were $16.3 million or 89% in the second quarter of 2004, as compared to $12.0 million or 86% in the second quarter of 2003. This increase in revenues and the improvement in gross margins resulted primarily from expanded sales of Remodulin.

The company earned its first ever quarterly net income of $4.1 million or $0.19 per basic share in the second quarter of 2004, as compared to a net loss of $2.4 million or $0.11 per basic share in the second quarter of 2003.

Research and development expenses were $7.3 million in the second quarter of 2004, as compared to $8.8 million in the second quarter of 2003. The decrease of approximately $1.5 million was due primarily to reduced expenses of approximately $1.9 million in the infectious disease program and approximately $296,000 in the cancer program, offset by increased expenses of approximately $1.0 million for the Remodulin related programs. Selling, general and administrative expenses were $5.4 million in the second quarter of

2004, as compared to $6.0 million in the second quarter of 2003. The decrease of approximately $700,000 was due primarily to decreased sales and marketing expenses mostly related to arginine products.

Interest income was $674,000 in the second quarter of 2004, which is comparable to interest income of $660,000 in the second quarter of 2003.

Conference Call

United Therapeutics will host a teleconference on Tuesday, August 3, 2004 at 9:00 a.m. Eastern Time. The teleconference is accessible by dialing 1-800-915-4836, with international dialers calling 1-973-317-5319. A rebroadcast of the teleconference will be available for one week following the teleconference by dialing 1-800-428-6051 from the US, or by dialing 1-973-709-2089 internationally, and using access code 366229.

United Therapeutics is a biotechnology company focused on combating chronic and life-threatening cardiovascular, infectious and oncological diseases with unique therapeutic products.

UNITED THERAPEUTICS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS DATA
(In thousands, except share and per share data)

	Three months ended June 30,		Six months ended June 30,
	2004	2003	2004	2003
Revenues:
Net product sales	$17,329	$13,071	$29,975	$22,831
Service sales	970	906	2,007	1,885

Total revenues	18,299	13,977	31,982	24,716
Operating expenses:
Research and development	7,327	8,791	15,779	16,243
Selling, general and administrative	5,358	5,994	11,168	10,983
Cost of product sales	1,603	1,623	2,942	2,894
Cost of service sales	440	397	896	856

Total operating expenses	14,728	16,805	30,785	30,976

Income (loss) from operations	3,571	(2,828)	1,197	(6,260)

Other income (expense):
Interest income	674	660	1,323	1,207
Interest expense	—	(32)	(2)	(63)
Equity loss in affiliate	(111)	(212)	(238)	(407)
Other, net	6	28	13	115

Total other income (expense)	569	444	1,096	852

Income (loss) before income tax	4,140	(2,384)	2,293	(5,408)

Income tax	—	—	—	—

Net income (loss)	$4,140	$(2,384)	$2,293	$(5,408)

Net income (loss) per common share -	—
basic	$0.19	$(0.11)	$0.11	$(0.26)

Net income (loss) per common share -	—
diluted	$0.18	$(0.11)	$0.10	$(0.26)

Weighted average number of common shares outstanding — basic	21,390,727	21,081,970	21,360,112	21,004,103

Weighted average number of common shares outstanding — diluted	23,145,525	21,081,970	23,070,059	21,004,103

CONSOLIDATED BALANCE SHEET DATA
As of June 30, 2004
(In thousands)

Cash, cash equivalents, marketable investments and restricted marketable investments	$123,120
Total assets	$183,250
Total liabilities	$12,665
Total stockholders’ equity	$170,585